UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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SUMMER INFANT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUMMER INFANT, INC.

1275 Park East Drive

Woonsocket, Rhode Island 02895

NOTICE OF
2013 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2013 Annual Meeting of Stockholders of Summer Infant, Inc. will be held at 9:00 a.m. on Wednesday, June 12, 2013, at our principal offices located at 1275 Park East Drive, Woonsocket, Rhode Island 02895, to consider and act upon the following matters:

1.                                      To adopt an amendment to our Amended and Restated Certificate of Incorporation to declassify the company’s Board of Directors and provide for the annual election of directors;

2.                                      To elect three director nominees named in the attached proxy statement for a three-year term to hold office until the 2016 annual meeting of stockholders, and until their successors are duly elected and qualified;

3.                                      To approve, on an advisory basis, the compensation of our named executive officers in 2012;

4.                                      To approve, on an advisory basis, whether the preferred frequency of an advisory vote on the compensation of our named executive officers should be every year, every two years, or every three years;

5.                                      To ratify the appointment of McGladrey LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending December 31, 2013; and

6.                                      To transact such other business as may properly come before the meeting or any adjournments or postponements of thereof.

Only stockholders of record at the close of business on April 24, 2013 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting and vote in person.  To assure your representation at the meeting, however, you are urged to vote by proxy as soon as possible by telephone or by mail by following the instructions on the proxy card.  You may vote in person at the meeting even if you have previously returned a proxy.

By Order of the Board of Directors,

Jason P. Macari
Chief Executive Officer

Woonsocket, Rhode Island

April 30, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 12, 2013.  The proxy materials relating to the 2013 Annual Meeting, including the proxy statement, our 2012 Annual Report on Form 10-K and proxy card, are available at no cost in the Investor Relations section of our website at www.summerinfant.com.  You may also request copies of the proxy materials from our company as described in the enclosed proxy statement.

SUMMER INFANT, INC.

1275 Park East Drive

Woonsocket, RI 02895

PROXY STATEMENT

2013 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished by the Board of Directors of Summer Infant, Inc., a Delaware corporation, in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders to be held on Wednesday, June 12, 2013, and at any adjournments or postponements of the meeting.  Our Board of Directors has fixed April 24, 2013 as the record date for determining those stockholders entitled to receive notice of, and to vote at, the meeting.  Only stockholders of record at the close of business on April 24, 2013 will be entitled to vote at the meeting.  We intend to first mail or give to holders of our common stock this Proxy Statement and the accompanying proxy card to all stockholders entitled to vote on or about April 30, 2013.

Any proxy, if received in time for voting and not revoked, will be voted at the meeting in accordance with the stockholder’s instructions on the proxy card.  If no instructions are given on the proxy card, the proxy will be voted (1) FOR the amendment to our certificate of incorporation to declassify our Board of Directors, (2) FOR the election of the director nominees named in this proxy statement, (3) FOR the approval, on an advisory basis, of the compensation of our named executive officers, (4) FOR the one-year option with respect to the frequency of future advisory votes on named executive officer compensation, (5) FOR the proposal to ratify the appointment of McGladrey LLP, an independent public accounting firm, as the independent auditor of our company for the year ending December 31, 2012, and (6) as the persons specified in the proxy deem advisable on such other business as may properly come before the meeting.  At present, management knows of no additional business to be presented at the meeting, but if other business is presented, the persons named in the proxy card and acting under the proxy card will vote or refrain from voting in accordance with their best judgment pursuant to the discretionary authority conferred by the proxy.

Record Date and Outstanding Shares

As of April 24, 2013, the record date for the meeting, there were 17,874,789 shares of common stock outstanding, all of which are entitled to vote at the meeting.  Each full share of common stock entitles the holder of that share to one vote on all matters properly brought before the meeting.  At present, our common stock is the only class of our capital stock that is issued and outstanding.

Quorum

The representation in person or by proxy of at least a majority of the shares of common stock entitled to vote at the meeting is necessary to establish a quorum for the transaction of business.  Abstentions and “broker non-votes,” as described below, will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

Vote Required

The affirmative vote of the majority of our issued and outstanding shares is required for adoption of the amendment to our certificate of incorporation to declassify our Board of Directors (Proposal No. 1).  With regard to this proposal, shares which are entitled to vote but abstain from voting will have the effect of a vote against the proposal.  The affirmative vote of a plurality of the shares of our common stock represented in person or by proxy at the meeting is necessary for the election of directors (Proposal No. 2).  With regard to this proposal, shares which are entitled to vote but abstain from voting on a matter will be excluded from the vote and will have no effect on its outcome.

For all other proposals described in this proxy statement, the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote at the meeting is required for approval.  With regard to these other proposals, shares which are entitled to vote at the meeting but abstain from voting on a matter will have the effect of a vote cast against such proposals.  With respect to the proposal regarding the frequency of future advisory votes on named executive officer compensation (Proposal No. 4), if none of the three frequency options receives the required vote, we will consider the frequency option (one year, two years or three years) receiving the highest number of votes to be the frequency that has been recommended by stockholders.  However, as described in more detail in Proposal 4, because this proposal is advisory and non-binding, the Board of Directors may decide that it is in the best interest of our stockholders and our company to hold future advisory votes on named executive officer compensation more or less frequently.

Shares held in “street name” by a broker or nominee who indicates on a proxy that it does not have discretionary authority to vote those shares on a proposal are referred to as “broker non-votes.”  As noted above, broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.  However, under current rules, brokers, banks or other nominees may not vote and have no discretionary authority to vote shares on election of directors, executive compensation matters and other governance matters, or “non-routine” matters, unless they receive specific voting instructions from their clients.

As a result, on the proposal to elect directors, broker non-votes will be entirely excluded from the vote and will have no effect on its outcome.  With regard to all other non-routine proposals, “broker non-votes” will have the effect of a vote cast against such proposals.

If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote on the election of directors, amendment of our certificate of incorporation, named executive officer compensation or the frequency of future advisory votes on named executive officer compensation.  Accordingly, for your vote to be counted, you now will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting.  Accordingly, we encourage you to vote promptly, even if you plan to attend the meeting.

Revocability of Proxies

A proxy may be revoked at any time prior to its exercise:

•            by submitting a written notice revoking that proxy, addressed to our Secretary at our principal office at 1275 Park East Drive, Woonsocket, Rhode Island 02895, or

•            at the meeting prior to the taking of a vote.

Any stockholder entitled to vote at the meeting may attend the meeting and vote in person on any matter presented for a vote to our stockholders at the meeting, whether or not that stockholder has previously given a proxy.

Solicitation of Proxies

Proxies in the form enclosed are solicited by our Board of Directors.  Solicitation of proxies will be made initially by mail.  Proxies may also be solicited personally, by telephone, e-mail or by facsimile transmission by our directors, officers and other employees.  We may also engage a paid proxy solicitor to assist in the solicitation.  Copies of solicitation materials will be furnished to brokerage houses, nominees, fiduciaries and custodians to forward to beneficial owners of our common stock held in their names.  We will bear all costs and expenses incurred in connection with this solicitation, including the cost of printing and mailing these proxy materials and the expenses, charges and fees of brokers, custodians, nominees and other fiduciaries who, at the request of our management, mail material to, or otherwise communicate with, the beneficial owners of our common stock held of record by those brokers, custodians, nominees or other fiduciaries.

Annual Report and Other Matters

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Through our website, www.summerinfant.com, we make available free of charge all of our SEC filings, including our proxy statements, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, as well as Form 3, Form 4, and Form 5 Reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Exchange Act.  We will also provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 as filed with the SEC.  Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits.  Any such requests should be directed to our corporate secretary at our executive offices at 1275 Park East Drive, Woonsocket, Rhode Island 02895, telephone:  (401) 671-6550.

Attending the 2013 Annual Meeting

Only stockholders and our invited guests are permitted to attend the 2013 Annual Meeting.  To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our stockholder list.  If a nominee holds your shares and you plan to attend the meeting, you should bring a brokerage statement showing your ownership of the shares as of the record date or a letter from the nominee confirming such ownership, and a form of personal identification.  If you wish to vote your shares that are held by a nominee at the meeting, you must obtain a proxy from your nominee and bring such proxy to the meeting.

Householding of Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of these proxy materials may have been sent to multiple stockholders in each household.  We will promptly deliver a separate copy of these proxy materials to any stockholder upon written or verbal request to us at our principal office at 1275 Park East Drive, Woonsocket, Rhode Island 02895, telephone:  (401) 671-6550.  Any stockholder who wants to receive separate copies of proxy materials in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact that stockholder’s bank, broker, or other nominee record holder, or that stockholder may contact us at the address and phone number set forth above.

Stockholder Proposals for 2014 Annual Meeting

In order to be included in the proxy statement and form of proxy for the 2014 annual meeting of stockholders pursuant to Exchange Act Rule 14a-8, stockholder proposals must be received by us at our corporate offices in Woonsocket, Rhode Island, no later than December 31, 2013.  These proposals must also comply with the requirements as to form and substance established by the SEC if those proposals are to be included in the proxy statement and form of proxy.

Our amended and restated bylaws establish an advance notice procedure with regard to nominations for the election of directors and business proposals to be brought before an annual meeting of stockholders by any stockholder (other than matters included in our proxy materials in accordance with Rule 14a-8 under the Exchange Act).  Such a proposal will be considered at the 2014 annual meeting of stockholders if we receive notice of such proposal at our corporate offices in Woonsocket, Rhode Island, not earlier than the close of business on the 90th day and not later than the close of business on the 60th day prior to the date of the 2014 annual meeting of stockholders.

PROPOSAL NO. 1

PROPOSED AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO
ELIMINATE THE CLASSIFICATION OF THE BOARD OF DIRECTORS

Our Board of Directors has adopted resolutions proposing to amend Article SIXTH of the company’s Amended and Restated Certificate of Incorporation (the “certificate of incorporation”) to declassify the Board of Directors over a three-year period commencing at the 2014 annual meeting of stockholders.

General Information on the Proposed Amendment

Pursuant to Article SIXTH of our certificate of incorporation, the Board of Directors is divided into three classes as nearly equal in number as possible, with each class of directors elected to serve three-year staggered terms of office.  If the proposed amendment is adopted at the meeting, the classified (three-year, staggered term) board structure would be phased out, and the annual election of the entire Board of Directors for a one-year term would be phased in over a three-year period commencing at the 2014 annual meeting of stockholders and concluding at the 2016 annual meeting of stockholders.  If the proposed amendment is adopted, from and after the 2014 annual meeting of stockholders, each member of the Board of Directors whose term expires would be elected to serve an annual (one-year) term.

If adopted, the proposed amendment would not affect the nominees for director who are elected at this meeting, and the term of office of such directors would expire at the 2016 annual meeting of stockholders (see Proposal No. 2 — Election of Directors in this proxy statement).  Therefore, directors who are elected at this meeting would be the final class of directors elected to serve for a three-year term.  If adopted, the proposed amendment would not affect the term of any director currently serving in a class who was elected prior to this meeting, each of whom will complete his or her three-year term expiring at the 2014 annual meeting of stockholders or the 2015 annual meeting of stockholders, as applicable.  If the proposed amendment is adopted, nominees elected at the 2014 annual meeting of stockholders would become the first group of directors elected to serve for an annual (one-year) term, and nominees elected at all annual meetings subsequent to the 2014 annual meeting of stockholders also would be elected to serve for an annual (one-year) term expiring at the immediately following annual meeting.

Considerations and Reasons for the Proposed Amendment

Our Board of Directors resolved to adopt and recommend the proposed amendment following a careful assessment of the risks and benefits of board declassification, which are described below.  Our Board of Directors also reviewed the classified board structure in relation to the director election policies and practices that continue to evolve at so-called “S&P 500,” Russell 3000 and Nasdaq-listed “small cap” companies.

In developing the proposed amendment, our Board of Directors considered the growing sentiment, particularly in the institutional investor community, favoring the annual election of directors.  An increasing number of large companies provide for the annual election of directors, and many stockholders perceive that annual elections improve director accountability.  In addition, proxy advisory firms, such as Institutional Shareholder Services (or “ISS”), generally view declassification as a good corporate governance practice.  Our Board of Directors concluded that it can continue to effectively oversee the management and protect the best interests of the company and its stockholders under an annual-term election system.

Our Board of Directors also considered the benefits of maintaining a classified board structure, which enhances stability and continuity with respect to the development and implementation of our company’s long-term operating strategy and the successful execution of management’s business plan, and also helps to ensure that a majority of incumbent directors always have institutional knowledge and experience as directors of our company. Our Board of Directors believes that a classified board structure provides an important measure of protection against unsolicited (or hostile) takeover attempts and tactics focusing on short-term financial gains, which may not be in the best long-term interests of all of the company’s stockholders.  Our Board further believes that a classified board structure provides directors with the time necessary to fully evaluate the adequacy and fairness of any unsolicited takeover proposal; communicate with stockholders in a thoughtful, deliberate and fully informed manner regarding the merits and risks of an unsolicited takeover or change-in-control transaction and any strategic or financial alternatives that the Board of Directors believes are in the best interests of our company and stockholders;

deter certain manipulative and coercive takeover and change-in-control tactics; negotiate with enhanced bargaining power on behalf of all stockholders; and carefully weigh all strategic and financial alternatives to create value for all stockholders without the threat of the imminent removal of a majority or all of our company’s directors by a single large stockholder or group of stockholders.  When a board is not classified, the entire board can be replaced at a single annual meeting.  Accordingly, if the proposed amendment is adopted, it would be easier for one or more stockholders holding a significant number of outstanding shares to seek to replace a majority of our company’s directors, or the entire Board of Directors at once, whether or not in tandem with an acquisition proposal or offer for all of the company’s shares and irrespective of the long- or short-term interests and objectives of such stockholder or stockholders.

Although our Board of Directors believes it is important to maintain appropriate defenses against potential inadequately priced, inopportunely timed, and coercive or manipulative takeover bids and tactics, it also believes it is vitally important to maintain stockholder confidence in the actions, decisions, policies and priorities of our Board of Directors by demonstrating that our company’s directors listen carefully to the views, concerns and recommendations expressed by, and understand that they are accountable to, our stockholders. Accordingly, our Board of Directors has carefully considered the relative benefits and detriments of declassifying the Board of Directors and, for the reasons described above, our Board of Directors has approved resolutions setting forth the proposed amendment to Article SIXTH of the certificate of incorporation, has resolved to submit the proposed amendment to stockholders for their consideration and adoption at this meeting, and has recommended that stockholders vote to adopt the proposed amendment.

Text of the Proposed Amendment to the Certificate of Incorporation

The general description of the proposed amendment to the certificate of incorporation set forth above is qualified in its entirety by reference to the complete text of the amendment, which is attached as Appendix A to this proxy statement.  Proposed language additions to the certificate of incorporation are indicated by double-underlining.

If the proposed amendment is adopted at the meeting, it will become effective upon the filing by the company with the Secretary of State of the State of Delaware of a certificate of amendment to the certificate of incorporation currently in effect.

Vote Required

The affirmative vote of a majority of the issued and outstanding shares of our common stock is necessary to adopt the proposed amendment to our certificate of incorporation.  Unless otherwise instructed, proxy holders will vote the proxies received by them “FOR” this proposal.  If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote on this proposal and will have the effect of a vote “AGAINST” this proposal.  Accordingly, we encourage you to vote promptly, even if you plan to attend the meeting.

Recommendation

For all of the above reasons, our Board of Directors recommends that stockholders vote “FOR” the adoption of the proposed amendment to Article SIXTH of our certificate of incorporation, as described above and as set forth in Appendix A to this proxy statement.

PROPOSAL NO. 2

ELECTION OF DIRECTORS

Our Board of Directors has currently set the number of directors at eight.  Pursuant to our Amended and Restated Certificate of Incorporation, our current Board of Directors is divided into three classes having staggered terms, with one class being elected each year for a new, three-year term.  The term of our current Class C directors, Dan Almagor, Carol E. Bramson and Jason P. Macari, expires at this meeting.  The term of our current Class A directors expires at the 2014 annual meeting of stockholders and the term of our current Class B directors expires at the 2015 annual meeting of stockholders.

Our Board of Directors has nominated Ms. Bramson and Messrs. Almagor and Macari to be elected at this meeting to serve for a three-year term ending at the 2016 annual meeting of stockholders and until their successors are duly elected and qualified.  Each of the nominees is currently a director of our company.

Each nominee has consented to be named in this proxy statement and to serve if elected.  If, prior to the meeting, any nominee should become unavailable to serve, the shares of our common stock represented by a properly executed and returned proxy will be voted for such other person as shall be designated by our Board of Directors, unless the Board of Directors determines to reduce the number of directors in accordance with our Amended and Restated Bylaws.

The following table sets forth certain information with respect to our directors and nominees.  Information regarding their ownership of shares of our common stock as of April 15, 2013 may be found at “Security Ownership of Principal Stockholders, Directors and Officers.”

Name	Age	Independent Status	Term Expires at Annual Meeting Held for the Year
Dan Almagor	59	Y	2013
Max Batzer	69	Y	2014
Carol E. Bramson	49	Y	2013
Marty Fogelman	69	Y	2015
Jason P. Macari	51	N	2013
Derial H. Sanders	70	Y	2014
Robert Stebenne	60	Y	2014
Richard Wenz	63	Y	2015

Below are biographies for each of the director nominees and continuing directors that contain certain information regarding the individual and the experiences, qualifications, attributes or skills that caused our Board of Directors to determine that such individual should serve as a director of our company.

Mr. Almagor, a director since November 2009 and Chairman of the Board since January 2013, is a consultant and private investor.  From 1999 to 2005, Mr. Almagor was the Chairman and CEO of ACG International, a $3 billion private equity fund and affiliate of Bank One, where he was involved in formulating deal terms for investments and in the sourcing of high quality investment opportunities.  From 1996 to 1998, he was the Chairman and Chief Executive Officer for ID B.V.  From 1993 to 1996, he was the President and Chief Executive Officer for Kushi Foods, a position he accepted after being Managing Partner and Director for American Consulting from 1989 to 1993.  At American Consulting he was responsible for business strategy and served as advisor to Fortune 1000 boards.  From 2004 through 2012, Mr. Almagor served on the Board of Directors of JAKKS Pacific, Inc., a publicly traded multi-line, multi-brand toy company.  Mr. Almagor has also authored Business Visions, A Practical Guide for Strategic Decisions and Shareholder Value Creation.  Mr. Almagor received a B.S. in mechanical and industrial engineering from SUNY.  Mr. Almagor currently serves as Chairman of our Nominating/Governance Committee and as a member of our Audit Committee.  In determining that Mr. Almagor should be nominated for re-election and continue to serve on the Board of Directors, the Nominating/Governance Committee and our Board of Directors considered his experience in business strategy and understanding of capital markets and investments, his service on other boards of directors of public companies, and his service as newly-appointed Chairman of the Board.

Mr. Batzer, a director since 2012, has served as a Portfolio Manager at Wynnefield Capital, Inc. since 1999.  Prior to joining Wynnefield, he was Chairman of the Board and CEO of Diagnostic Health Services since 1991. Mr. Batzer was a director at Cornell Companies and served on the Board’s Governance and Nominating Committee from 2007 and as Chair of its Transaction Committee from its inception until the company was acquired by The Geo Group in 2010.  From 1981 until 1988, he was director and executive committee member of Simmons Airlines, Inc., a publicly traded regional airline.  From 1981 through 1991, Mr. Batzer was President of General Hide and Skin Corporation, a worldwide commodity trading organization. Mr. Batzer obtained an M.B.A. from the University of Arizona and a B.S. from the Wharton School at the University of Pennsylvania.  Mr. Batzer currently serves as a member of our Nominating/Governance Committee.  Mr. Batzer was appointed a director of our company because of his relationship to Wynnefield, a significant stockholder of our company, his business background and experience on other boards of directors.

Ms. Bramson, a director since 2012, is Managing Director of 212 Equity Management, LLC, a private investment firm that she founded in 2010.  Since 2001, she has been President of TBG Capital, LLC, a private investment and advisory firm she founded in 2001.  From 1992 to 2000, Ms. Bramson was a Partner at Banc One Equity Capital (formerly First Chicago Equity Capital).  In addition to direct equity investments, Ms. Bramson has provided on-going industry, financial, and strategic advisory services to several leading organizations in the specialty chemicals and personal care ingredients arenas.  Ms. Bramson holds a B.S. in Finance (with honors) from DePaul University and an MBA from The University of Chicago.  She brings to our Board of Directors over 20 years of experience working with early stage and middle market companies in a variety of industries.  Ms. Bramson currently serves as Chairman of our Compensation Committee and is a member of our Audit Committee.  In determining that Ms. Bramson should be nominated for re-election and continue to serve on our Board of Directors, the Nominating/Governance Committee and our Board of Directors considered her in-depth understanding and experience in all phases of the company building process, her private equity experience and her knowledge of the capital markets and investments.

Mr. Fogelman, a director since March 2007, is an independent consultant and private investor in the juvenile products industry.  He was instrumental in the conception and development of the Babies R Us retail chain and served as senior vice president of both Toys R Us and Babies R Us, where he was employed from 1983 to May 2003.  From May 2003 until March 2007, Mr. Fogelman was President of Baby Trend, Inc., a manufacturer of infant products.  He is currently an investor and board member of KAS, Inc., a private company that manufactures organic household and healthcare products for children, and Plum, Inc., a private company pioneering the manufacturing of organic baby food.  Mr. Fogelman currently serves as a member of our Nominating/Governance Committee.  Mr. Fogelman was chosen to serve on our Board of Directors because of his extensive experience in the industry, including his experience in creating strategic growth at Toys R Us and Babies R Us, and his knowledge of our company.

Mr. Macari has been our Chief Executive Officer and a director since March 2007, and was Chairman of the Board from 2008 until January 2013.  Prior to March 2007, Mr. Macari was Chief Executive Officer and founder of the predecessor company to Summer Infant, Inc., which he founded in 2001.  Prior to that time, Mr. Macari was vice president of product development and general manager of Safety 1st, Inc., a manufacturer of safety and juvenile products from August 1994 to June 2001.  From May 1988 to August 1994, Mr. Macari managed the manufacturing engineering group of the Davol Division of CR Bard, a manufacturer of surgical products.  As Chief Executive Officer, Mr. Macari brings to our Board of Directors intimate knowledge of our company he has acquired over the last decade, and his previous experience in the industry.  He provides our Board of Directors with insight into the day-to-day operations of our company as well as a broad understanding of our business as a result of his prior experience.

Mr. Sanders, a director since November 2009, currently is President of Precept Marketing Group Inc., a company which he founded in 2001.  Prior to June 2001, Mr. Sanders was a longtime employee of Graco Children’s Products, Inc., where his last role was as President and COO.  He was instrumental in the growth of the company, and helped Graco achieve this growth via strategic domestic sales initiatives, international expansion, and the addition of several key new product categories.  Mr. Sanders also saw the company through several acquisitions, the last of which was by its current holder, Rubbermaid, in 1996, then Newell Rubbermaid in 1998.  Mr. Sanders received a B.S. in marketing and commerce from Rider University.  Mr. Sanders currently serves as a member of our Compensation Committee.  Mr. Sanders was chosen to serve on our Board of Directors because of his extensive experience in the industry at Graco, including his management positions at that company and his achievements while serving at Graco, as well as status as an independent director.

Mr. Stebenne, a director since March 2007, currently owns and manages Bob Stebenne Associates, a firm he founded in 2002 that provides consulting services in the areas of brand development, product development, and strategic planning.  From February 1999 to July 2002, Mr. Stebenne was the president of new business development for Hasbro Industries, a provider of children’s and family leisure time products and services.  From 1991 to February 1999, he was president of Hasbro’s FOB/LC division, where he created a U.S. marketing, sales, product development, finance and logistics group.  From 1982 to 1991, he was president of Hasbro’s Playskool Baby division.  Our Board of Directors has determined that Mr. Stebenne meets the applicable independence requirements of SEC and Nasdaq Stock Market rules.  Mr. Stebenne currently serves as a member of our Nominating/Governance Committee, and served as our Lead Director until January 2013.  Mr. Stebenne was chosen to serve on our Board of Directors because of his extensive experience in the industry, including his experience at Hasbro, his experience serving as a director of our company, and his status as an independent director.

Mr. Wenz, a director since March 2007, is a consultant and private investor.  During 2002 and 2003, Mr. Wenz served as Chief Executive Officer of Jenny Craig International. From 2000 to 2003, Mr. Wenz was an operating partner/affiliate of DB Capital Partners, LLC, the private equity arm of Deutsche Bank A.G., and served on the boards of directors of a number of portfolio companies, including NewRoads, Inc., Nations Rent and Jenny Craig International.  From 1997 to 2000, Mr. Wenz was President and Chief Operating Officer of Safety 1st, Inc., a manufacturer of safety and juvenile products.  During 1995 and 1996, Mr. Wenz was the partner in charge of the Chicago office of The Lucas Group, a business strategy consulting firm.  Prior to 1995, Mr. Wenz held senior executive positions including Executive Vice President of Wilson Sporting Goods Co., Chief Financial Officer of Electrolux Corporation and The Regina Company, and President of the Professional Golf Corporation.  Mr. Wenz began his career in 1971 with Arthur Young & Company (predecessor of Ernst & Young) and left the firm as a partner in 1983.  Mr. Wenz is a certified public accountant.  Since July 2006, Mr. Wenz has served on the board of directors of Easton-Bell Sports, Inc., a publicly traded company that designs, develops and markets branded sports equipment, and is currently the chairman of its audit committee.  Since June 2010, Mr. Wenz has served as a director of Armstrong World Industries, a publicly traded international manufacturer of flooring and ceiling products.  He also serves as a director of Pet Supplies Plus, a pet retail chain, and is chairman of its audit and compensation committees.  Mr. Wenz previously served as a director of Coach America, Inc., Radica Games (HK), Inc., Hunter Fan Company, Strategic Partners, Inc. and The First Years.  Mr. Wenz currently serves as Chairman of our Audit Committee and is a member of our Compensation Committee.  Mr. Wenz was chosen as a director of our company based on his substantial leadership and financial experience, his experience as a certified public accountant, as well as previous experience in the juvenile products industry at The First Years and Safety 1st, and service on other public company boards of directors.

Vote Required

The affirmative vote of a plurality of the shares of our common stock represented in person or by proxy at the meeting is necessary for the election of the individuals named above.  Unless otherwise instructed, proxy holders will vote the proxies received by them for the nominees named above.  If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote on the election of directors.  Accordingly, we encourage you to vote promptly, even if you plan to attend the meeting.

Recommendation

Our Board of Directors recommends that stockholders vote “FOR” the election of each nominee.

CORPORATE GOVERNANCE

Board Leadership Structure and Board’s Role in Risk Oversight

Board Leadership Structure

In January 2013, the Board of Directors revised its Corporate Governance Guidelines to provide that, as a general policy, the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons as an aid in the Board of Director’s oversight of management.  On at least an annual basis, the Board of Directors will select a non-executive Chairman of the Board of Directors from among the members of the Board of Directors who are determined by the Board of Directors to be independent in accordance with the Corporate Governance Guidelines.  The Board of Directors may, however, determine at any time that, in light of new or special circumstances, it is in the best interests of our company for the roles of the Chairman of the Board and Chief Executive Officer to be combined.  Our Board of Directors has determined that the separation of the offices of Chairman of the Board and Chief Executive Officer will enhance board independence and oversight, and will allow the Chief Executive Officer to better focus on his responsibilities of running the company, enhancing stockholder value and expanding and strengthening our business while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management.  Consistent with this determination, Mr. Almagor serves as Chairman of the Board of Directors.  Mr. Almagor is independent under the listing requirements of the Nasdaq Stock Market

Board’s Role in Oversight of Risk

Our Board of Directors is responsible for overseeing our company’s risk management.  The Board of Directors regularly reviews information regarding our company’s credit, liquidity and operations, as well as the risks associated with each.  The Audit Committee discusses with our independent auditor the major financial risk exposures and the steps management has taken to monitor and mitigate such exposures.

Board of Directors Meetings, Committees of the Board and Director Independence

Attendance of Directors

In 2012, our Board of Directors met nine times.  All directors attended more than 75% of the meetings.  All directors attended in excess of 75% of the meetings of the committees of our Board of Directors on which they served.  Our directors are encouraged, but not required, to attend annual meetings.  All of our directors attended our 2012 annual meeting of stockholders, and all of our directors are expected to attend this meeting.

Committees of the Boards of Directors

Our Board of Directors has designated the following standing committees: an Audit Committee, a Compensation Committee and a Nominating/Governance Committee.  The composition and objectives of each of the standing committees are described below.  From time to time as needed, our Board of Directors may designate ad hoc or special committees to address specifically delegated matters.  In 2012, the Board of Directors formed a Strategic Planning Committee.

Audit Committee

The Audit Committee held five meetings in 2012.  As described in the committee’s charter, a copy of which is available on our website at www.summerinfant.com, the primary function of the committee is to appoint, retain, set compensation of, and supervise our independent auditors, review the results and scope of the audit and other accounting-related services, and review our accounting practices and systems of internal accounting and disclosure controls.

The committee, established in accordance with section 3(a)(58)(A) of the Exchange Act, currently consists of three members:  Richard Wenz, Chairman, Dan Almagor, and Carol E. Bramson.  Each member of the committee is an “independent” director under applicable SEC and Nasdaq Stock Market rules.  The members of the committee are required to have extensive business and financial experience.  They are also required to have a good understanding of financial statements, including our balance sheet, income statement, cash flow statement and our quarterly reports on Form 10-Q and our annual report on Form 10-K and related financial statements and disclosures.  Our Board of Directors has determined that Mr. Wenz qualifies as an “audit committee financial expert” within the meaning of SEC rules.

The committee meets with our external auditors and principal financial personnel to review quarterly financial results and the results of the annual audit (in both regular and executive sessions).  The committee reviews and approves annual external auditor engagement plans, scopes and fees, and verifies the rotation of the lead or coordinating audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit.  The committee approves all fees and terms related to the annual independent audit as well as all permissible non-audit engagements of the external auditors.  The committee pre-approves all audit and permissible non-audit services to be performed by the external auditors.

Compensation Committee

The Compensation Committee met five times in 2012.  The committee currently consists of three members:  Carol E. Bramson, Chairperson, Derial H. Sanders and Richard Wenz.  Each member of the committee is an “independent” director under the rules of the Nasdaq Stock Market.

As described in the committee’s charter, which is available on our website at www.summerinfant.com, the committee is responsible, on behalf of our Board of Directors, for reviewing and approving the amounts and types of compensation paid to our executive officers and independent, non-employee directors, all bonus and equity compensation paid to other employees, and administrating all equity-based compensation plans.  The committee meets at least four times per year and additionally as needed.  The Chairperson of the committee regularly reports to our Board of Directors on compensation committee policy, procedures, actions, and recommendations.  The committee is responsible for determining that compensation paid under our compensation programs is equitable (meaning that it is appropriate to the responsibilities of the position), is based on the performance of our company and the individual, and meets the standards of the competitive marketplace.  The committee is responsible for all compensation decisions for our Chief Executive Officer and other executive officers.

Use of Outside Advisors.  All compensation decisions are made with consideration of the committee’s guiding principles to provide competitive compensation for the purpose of attracting and retaining talented executives and employees and of motivating our employees to achieve improved company performance, which ultimately benefits our stockholders.  The committee has authority to retain (at our company’s expense) outside counsel, compensation consultants and other advisors to assist as needed.  The committee considers input and recommendations from our Chief Executive Officer and outside compensation consultants in connection with its review of our company’s compensation programs and its annual review of the performance of the other executive officers.  The committee has engaged the services of an independent compensation consultant, Pearl Meyer & Partners, LLC, or PM&P.  As further described below under “Role of Compensation Consultant” in the “Executive Compensation” section of this proxy statement, PM&P has assisted the committee from time to time with executive compensation matters.  The committee retains PM&P directly, although in carrying out assignments PM&P also interacts with management when necessary and appropriate to obtain compensation and performance data.  In addition, PM&P may, in its discretion, seek input and feedback from management regarding its consulting work product prior to presentation to the committee in order to confirm alignment with our business strategy, identify data questions and other similar issues, if any.  As required under SEC rules, the Committee reviews the services of its compensation consultants to evaluate whether any conflicts of interest are raised, taking into consideration certain factors, including whether the consultant provides any other services to our company, the amount of fees our company pays to the consultant, whether there are any business or personal relationship with an executive officer of our company or with any committee member, and whether the consultant owns any stock of our company.  The committee determined, based on its evaluation, that the work of PM&P has not created any conflict of interest.  On an annual basis, the committee will continue to monitor the independence of its compensation consultants.

The committee takes into consideration the recommendations of its compensation consultant and our Chief Executive Officer, but retains absolute discretion as to whether to adopt such recommendations in whole or in part, as it deems appropriate.  For additional information on the processes followed by the committee and the objectives, methodologies and components of compensation considered by the committee in connection with executive compensation and overall compensation for employees, see the “Executive Compensation” section of this proxy statement.

Nominating/Governance Committee

The Nominating/Governance Committee met twelve times in 2012.  As described in the committee’s charter, which is available on our website at www.summerinfant.com, the committee is responsible for (i) overseeing and reviewing the size, functioning, composition and needs of the Board of Directors and its committees, including recruitment of qualified board members and recommending nominees to the Board of Directors for election as directors, (ii) developing and recommending corporate governance guidelines and monitoring those guidelines, and (iii) overseeing the management continuity planning process.  The committee currently consists of four members:  Dan Almagor, Chairman, Max Batzer, Marty Fogelman and Robert Stebenne.  Each member of the committee is an “independent” director under the rules of the Nasdaq Stock Market.

Process for Identifying and Evaluating Potential Director Nominees.  The committee will consider persons identified by its members, management, stockholders, investment bankers and others for nomination to the Board of Directors.  The committee follows the process described in this proxy statement and its charter when determining nominees to our Board of Directors.

The committee will identify, evaluate and recommend candidates to become members of our Board of Directors with the goal of creating a Board of Directors that, as a whole, consists of individuals with various and relevant career experience, industry knowledge and experience, financial expertise (including whether a candidate satisfies the criteria for being an “audit committee financial expert,” as defined by the SEC), and community ties.  The committee will also consider minimum individual qualifications of candidates, including strength of character, mature judgment, familiarity with our company’s business and industry, independence of thought, an ability to work collegially and whether the candidate is “independent” within the meaning of SEC and Nasdaq Stock Market rules.  Candidates, whether identified by the committee or proposed by stockholders, will be reviewed in the context of the current composition of our Board of Directors, our operating requirements and the long-term interests of our stockholders.  Although the committee does not have a formal diversity policy concerning membership of the Board of Directors, the committee does consider diversity in its broadest sense when evaluating candidates, including persons diverse in gender, ethnicity, experience, and background.

Process for Stockholder Nominations.  Nominations to our Board of Directors may be submitted to the committee by our stockholders in accordance with the process described in our amended and restated bylaws.  Stockholders who wish to recommend a candidate for election to our Board of Directors should send their letters to us at 1275 Park East Drive, Woonsocket, Rhode Island 02895, Attention: Secretary.  These letters will be promptly forwarded to the members of the Nominating/Governance Committee.

All stockholder recommendations for director candidates must be submitted to the company not less than 60 calendar days or more than 90 calendar days prior to the annual meeting at which the nominee is requested to be proposed.  Stockholders must follow certain procedures to recommend or propose candidates for election as directors described in our amended and restated bylaws and summarized below.

The notice must contain certain information about the stockholder making the recommendation or proposal of a candidate for election to the Board of Directors, as described in our amended and restated bylaws, including (i) the name and address of the stockholder and its affiliates making the recommendation and (ii) the number of shares of our common stock directly or indirectly beneficially owned by the stockholder, including any rights to acquire shares of our common stock.  The recommendation must contain the following information about the candidate being proposed for election to the Board of Directors as described in our amended and restated bylaws, including (i) the name and address of the candidate, (ii) the number of shares of our common stock directly or indirectly beneficially owned by the candidate, including any rights to acquire shares of our common stock and (iii) the information that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies for election of directors in a contested election under Section 14 of the Exchange Act.  The candidate must also submit a written representation and agreement to the company that he or she is not party to any agreement with another person (other than our company) that, if elected, would obligate the candidate to act or vote on a certain issue or that provides for compensation or other reimbursement for service on the Board of Directors, and that if elected, the candidate would be in compliance with all applicable guidelines and policies of the company.

Independence

In determining the independence of directors, our Board of Directors analyzes each director’s relationship with our company and its subsidiaries to determine whether our directors are independent under the applicable rules of the Nasdaq Stock Market and the SEC.  Our Board of Directors has determined that all of our current directors, except Mr. Macari, are “independent” within the meaning of the independence rules of the Nasdaq Stock Market and the SEC.

Other Governance Matters

Executive Sessions

All directors who are not employees of our company or our subsidiaries meet in executive session from time to time, and met at least four times in 2012.

Code of Ethics

We have adopted a Code of Ethics that applies to all our directors, officers and employees, which can be found on our website at www.summerinfant.com.  Amendments to our Code of Ethics and any grant of a waiver from a provision of our Code of Ethics requiring disclosure under applicable SEC or Nasdaq Stock Market rules will be disclosed on our website.

Corporate Governance Guidelines

Our Board of Directors adopted Corporate Governance Guidelines, which can be found on our website at www.summerinfant.com.  These guidelines include, without limitation, guidelines relating to director qualifications and responsibilities, board committees, director access to officers and employees, director and officer compensation, management succession and stockholder communication with the board.

Insider Trading Policy

Under our Code of Ethics, directors, officers, and employees who have access to confidential information relating to our company are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the company’s business.  To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical and against company policy but is also illegal.  We also maintain an insider trading policy, applicable to all directors, officers and employees and other designated service providers.  The policy provides that these persons may not (i) buy, sell or engage in other transactions in our securities while aware of material non-public information about our company; (ii) buy or sell securities of other companies while aware of material non-public information about those companies that they become aware of as a result of business dealings with our company, or (iii) disclose material non-public information to any unauthorized persons outside of our company.  In addition, officers and directors are prohibited from purchasing or selling options on our common stock or engaging in short sales of our common stock.  Officers and directors are discouraged from engaging in hedging or monetizing transactions (such as prepaid variable forwards, collars, equity swaps or similar derivative securities that are linked to our common stock), and must obtain prior approval to engage in such transactions.  The policy also requires officers, directors and certain other identified employees to obtain pre-clearance for any trading, and subjects these persons to a defined trading blackout period, which under the current policy begins on the date three calendar weeks prior to the end of the fiscal quarter and extends until the third trading day following the release of financial results for that fiscal quarter.

Stock Ownership Guidelines for Non-Employee Directors and Chief Executive Officer

In November 2011, our Board of Directors adopted ownership guidelines to align the interests of its independent, non-employee directors and our Chief Executive Officer with the interests of our stockholders.  These guidelines encourage our non-employee directors and our Chief Executive Officer to maintain a significant ownership stake over their tenure.  It is expected that each non-employee director and the Chief Executive Officer shall attain the applicable share ownership level within five years of his or her initial election or appointment, or for non-employee directors that were members of the Board at the time the policy was adopted, within five years of adoption of the policy.  As of the date of this proxy statement, our Chief Executive Officer met the ownership guidelines and our non-employee directors have made progress towards meeting the ownership guidelines.

As a guideline, a non-employee director shall own shares of our common stock equal in value to at least three times the amount of his or her applicable annual retainer fee.  As a guideline, our Chief Executive Officer shall own shares of our common stock equal in value to at least six times the amount of his annual base salary.

In calculating compliance with the guidelines, each non-employee director and the Chief Executive Officer shall be credited for each share of common stock beneficially owned by him or her, including shares held in benefit plans, each share of vested and non-vested restricted stock, and each restricted stock unit.  The Compensation Committee will review from time to time the ownership guidelines and recommend any changes for approval by our Board of Directors as appropriate.

Communications with Directors

Stockholders may send communications to our Board of Directors, the Chairman, any individual director or group of directors, or any board committee by using the contact information provided on our website.  Stockholders also may send communications by letter addressed to: Corporate Secretary, Attn: Board of Directors, Summer Infant, Inc., 1275 Park East Drive, Woonsocket, Rhode Island 02895.  Communications may also be received and reviewed by our Chairman or members of senior management.  Stockholder concerns about our accounting, internal controls, auditing matters or business practices will be reported to the Audit Committee.  All other concerns will be reported to the appropriate committee(s) of our Board of Directors.

Director Compensation

We do not pay any directors who are also executive officers any additional compensation for service as directors.  For information on compensation received by Mr. Macari, a director and our Chief Executive Officer, please see the Summary Compensation Table in the Executive Compensation section of this proxy statement.

Director Compensation in 2012

In 2012, our director compensation program provided for the following compensation:

•                  the lead director received an annual retainer of $60,000;

•                  each other director received an annual retainer of $50,000;

•                  for any meetings beyond four regularly scheduled board meetings per year, each director received a fee of $1,000 for each board meeting attended in person, and $500 for each telephonic board meeting attended;

•                  the chairpersons of the Audit Committee, Compensation Committee and Nominating/Governance Committee received an additional annual fee of $15,000, $10,000, and $8,000, respectively;

•                  each director received a fee of $1,000 for each committee meeting attended in person, and $500 for each telephonic committee meeting attended;

•                  new non-employee directors received an initial equity award, in the form of restricted stock, equal in value to $30,000, based on the fair market value of our common stock on the date of grant, and such equity award vests in four equal annual installments beginning on the first anniversary of the date of grant; and

•                  each director received an annual equity award, in the form of shares of our common stock, on the date of our 2012 annual meeting of stockholders, equal in value to $30,000 on such date.

In 2012, our directors agreed to a 10% voluntary reduction in annual fees for the third and fourth quarters of 2012 as part of our company’s cost reduction initiatives.

We also generally reimburse non-employee directors for travel expenses incurred in connection with their duties as directors.  In addition, our Board of Directors may from time to time also provide for cash compensation, as recommended by the Compensation Committee, payable to members of special or ad hoc committees of the Board of Directors.

Director Compensation in 2013

In March 2013, the Compensation Committee recommended, and our Board of Directors approved, changes to non-employee director compensation arrangements for 2013.  For service provided in fiscal year 2013, changes to our director compensation program include the following:

•                  an annual retainer fee of $75,000 for the Chairman of the Board and $45,000 for each other director;

•                  for any meetings beyond four regularly scheduled board meetings per year, each director will receive a fee of $1,000 for each board meeting attended in person;

•                  the chairpersons of the audit committee, compensation committee and nominating/governance committee will receive an additional annual fee of $15,000, $10,000, and $8,000, respectively;

•                  each director serving as a member of the audit committee, compensation committee and nominating/governance committee (other than the chairperson of each such committee) will receive annual fee of $5,000; and

•                  each director will receive an annual equity award, in the form of shares of our common stock, on the date of our annual meeting of stockholders, equal to the lesser of (i) 7,500 shares or (ii) the number of shares to be calculated by dividing $30,000 by the fair market value of our common stock on such date.

In addition, in connection with the separation of the Chairman of the Board and Chief Executive Officer positions in early 2013, the Board of Directors approved a one-time, $30,000 fee payable to the newly-appointed Chairman of the Board, Mr. Almagor.

Director Compensation in 2012

The following table shows non-employee director compensation in 2012:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)		Total ($)
Dan Almagor	$68,500	$30,000	—	—		$98,500
Max Batzer	$9,793	$30,000	—	—		$39,793
Carol E. Bramson	$34,500	$30,000	—	—		$64,500
Marty Fogelman	$66,000	$30,000	—	$44,250	(4)	$140,250
Derial H. Sanders	$54,000	$30,000	—	—		$84,000
Robert Stebenne	$82,000	$30,000	—	—		$112,000
Richard Wenz	$96,500	$30,000	—	—		$126,500

(1)     Represents fees earned or paid in cash in 2012, including annual retainer fees and per meeting fees.

(2)     Each of Messrs. Almagor, Fogelman, Sanders, Stebenne and Wenz received 10,714 shares of our common stock in June 2012.  Ms. Bramson received an initial restricted stock grant of 9,146 shares in July 2012.  Mr. Batzer received an initial restricted stock grant of 22,556 shares in November 2012.  The restricted stock grants to Ms. Bramson and Mr. Batzer vest over four years in equal annual installments, beginning on the first anniversary of the date of grant.

(3)     No options grants were made to non-employee directors in fiscal year 2012.  As of December 31, 2012, the number of options outstanding for each director was as follows: Mr. Almagor, 40,000, vesting in equal annual installments beginning on January 29, 2011; Mr. Fogelman, 40,000, all vested; Mr. Sanders, 40,000, vesting in equal annual installments beginning on January 29, 2011; Mr. Stebenne, 40,000, all vested; Mr. Wenz, 40,000, all vested.

(4)     Represents consulting fees paid to Mr. Fogelman.

PROPOSAL NO. 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the Dodd-Frank Act), provides that a public company’s proxy statement in connection with the company’s annual meeting of stockholders must, at least once every three years, allow stockholders to cast an advisory, nonbinding vote regarding the compensation of our named executive officers as disclosed in accordance with the SEC’s rules.

As discussed under “Executive Compensation” below, our compensation programs are designed to attract, motivate and retain highly qualified executives and seek to foster a performance-oriented culture, where individual performance is aligned with organizational objectives.  For example, our annual performance bonus programs are designed to reward individuals for performance based primarily on our financial results and their achievement of personal and corporate goals that contribute to our long-term goal of building stockholder value.  Grants of equity-based awards are intended to provide additional incentive to work to enhance long-term total return to stockholders and to align the interests of our executives with those of our stockholders.  For additional information on our executive compensation programs, including specific information about compensation in 2012, please read the information set forth in the “Executive Compensation” section below, including the tables and narrative descriptions.

At the meeting, we will ask our stockholders to approve our named executive officer compensation as described in this proxy statement.  This proposal, referred to as a “Say-on-Pay Proposal,” provides our stockholders with the opportunity to express their views on our named executive officers’ compensation.  Accordingly, we will present the following advisory Say-on-Pay Proposal at the meeting for stockholder approval:

“RESOLVED, that, the compensation paid to our company’s named executive officers, as disclosed in this proxy statement for the company’s 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and related narrative disclosure, is hereby approved.”

This say-on-pay vote is advisory, and therefore not binding on our company, the Compensation Committee or our Board of Directors.  However, the Compensation Committee intends to review the results of the advisory vote and will be cognizant of the feedback received from the voting results as it completes its annual review and engages in the compensation planning process.

Vote Required

The affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote at the meeting is required for approval.  Unless otherwise instructed, proxy holders will vote the proxies received by them “FOR” this proposal.  If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote on this proposal and will have the effect of a vote “AGAINST” this proposal.  Accordingly, we encourage you to vote promptly, even if you plan to attend the meeting.

Recommendation

Our Board of Directors recommends that stockholders vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as described in this proxy statement.

PROPOSAL NO. 4

ADVISORY VOTE ON FREQUENCY OF FUTURE
ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the Dodd-Frank Act, we are seeking an advisory, non-binding, vote on the frequency of future stockholder advisory votes on our executive compensation programs as disclosed pursuant to the SEC’s disclosure rules.  A stockholder advisory vote on executive compensation (such as Proposal No. 3 in this proxy statement) is referred to as a “Say on Pay Proposal.”   In this Proposal No. 4, we are asking for stockholder input as to whether, after this year, a Say on Pay Proposal should occur every year, every two years or every three years.  Future votes on the frequency of future Say on Pay Proposals will occur at an interval decided by our Board of Directors, but not with less frequency than at least once every six years.

We are recommending that a Say on Pay Proposal be submitted to stockholders every year.  Our Board of Directors believes that an advisory vote every year is the best approach for our company and our stockholders.  An annual advisory vote provides more frequent stockholder feedback to our Board of Directors, the Compensation Committee and management regarding our executive compensation programs and policies.  Our Board of Directors, Compensation Committee and management intend to consider this advisory vote as part of the design of our executive compensation programs and communication of such programs to our stockholders.

You may cast your vote for your preferred frequency for future Say on Pay Proposals by indicating your choice that future Say on Pay Proposals should be submitted to stockholders every year, every two years or every three years, or you may choose to abstain from voting on this issue, in response to the resolution set forth below.

“RESOLVED, that whichever of the three frequency choices of every year, every two years or every three years receives the most stockholder votes will be considered the stockholders’ preferred frequency with regard to how often a “Say on Pay Proposal” should be submitted to the company’s stockholders in future proxy statements relating to our company’s annual meetings of stockholders.”

If none of the three choices receives a majority of the votes cast, the choice that receives the most number of votes will be considered to be the result of this advisory, non-binding stockholder vote.  Although this vote regarding the frequency of future Say on Pay Proposals is advisory only, our Board of Directors, Compensation Committee and management will review the results and give appropriate consideration to the outcome of the voting on this proposal.

Vote Required

The frequency choice receiving the majority of the votes cast will be considered as approval of that frequency choice.  If none of the three choices receives a majority of the votes cast, the choice that receives the most number of votes will be considered to be the result.  Unless otherwise instructed, proxy holders will vote the proxies received by them in accordance with the Board of Directors’ recommendation that a Say on Pay Proposal be submitted to stockholders every year.  If you abstain from voting or you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote on this proposal and will have not be counted toward the tabulation of the votes on this proposal.  Accordingly, we encourage you to vote promptly, even if you plan to attend the meeting.

Recommendation

Our Board of Directors recommends that stockholders vote for a frequency of “ONE YEAR” for future Say on Pay Proposals in response to this resolution.

PROPOSAL NO. 5

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed McGladrey LLP (“McGladrey”), an independent registered public accounting firm, to audit the consolidated financial statements of our company for the fiscal year ending December 31, 2013, and recommends that stockholders vote in favor of the ratification of such appointment.  In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.  We anticipate that representatives of McGladrey will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.  The Audit Committee has considered whether the provision of non-audit services by McGladrey is compatible with maintaining its independence.

Fees

The following table shows the aggregate fees paid or accrued for audit and other services provided for the years ended December 31, 2012 and 2011:

	2012	2011
Audit Fees	$272,500	$280,813
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	9,705
Total Fees	$272,500	$290,518

Audit Fees were for professional services rendered for the audit of our annual consolidated financial statements and review of consolidated financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

All Other Fees for services provided in 2011 were for work on Sarbanes-Oxley compliance.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.  The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval, and the fees for the services performed to date.  The Audit Committee may also pre-approve particular services on a case-by-case basis.

Vote Required

The affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote at the meeting is required for approval.  Unless otherwise instructed, proxy holders will vote the proxies received by them “FOR” this proposal.  If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote on this proposal and will have the effect of a vote “AGAINST” this proposal.  Accordingly, we encourage you to vote promptly, even if you plan to attend the meeting.

Recommendation

Our Board of Directors recommends that stockholders vote “FOR” the ratification of McGladrey LLP as our independent auditors for 2013.

AUDIT COMMITTEE REPORT

This Audit Committee Report shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act.  Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, this report shall not be incorporated by reference into any such filings.

The Audit Committee reviews our financial reporting process on behalf of our Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process.  Our independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States of America.

In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements.  The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.  In addition, the Audit Committee has received from the independent auditors the written disclosures and letter required by the applicable requirements of the PCAOB and discussed with them their independence from us and our management.  In addition, the Audit Committee has considered whether the independent auditor’s provision of non-audit services to us is compatible with the auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

The foregoing report has been furnished by the current members of the Audit Committee.

Richard Wenz, Chairman
Dan Almagor
Carol E. Bramson

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS

The following table sets forth information regarding the beneficial ownership of our common stock as of April 15, 2013 by:

•                  each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•                  each of our directors and named executive officers listed in the Summary Compensation Table under the section entitled “Executive Compensation”; and

•                  all of our executive officers and directors as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)(3)	Percent of Common Stock (4)

5% Stockholders
Wynnefield Capital Management LLC and related entities (5)	3,025,000	16.9%
Tocqueville Asset Management LP (6)	1,621,180	9.1%
Warren B. Kanders (7)	1,020,062	5.7%

Directors and Named Executive Officers
Dan Almagor	108,957	*
Max Batzer	—	—
Carol E. Bramson (8)	134,037	*
Marty Fogelman	62,464	*
Jason P. Macari	3,789,338	20.8%
Derial H. Sanders	44,464	*
Robert Stebenne (9)	100,156	*
Richard Wenz	140,831	*
Paul Francese	—	—
David S. Hemendinger	29,578	*
Joseph Driscoll (10)	—	—
Edmund J. Schwartz (11)	7,000	*
All directors and executive officers as a group (10 persons)	4,409,825	24.0%

* Less than 1%

(1)          Unless otherwise noted, the business address of each named person is 1275 Park East Drive, Woonsocket, Rhode Island 02895.

(2)          Unless otherwise noted, each person named in the table has sole voting and investment power with regard to all shares beneficially owned, subject to applicable community property laws.

(3)          Includes the following number of shares that can be acquired through stock option exercises through June 15, 2013 as follows:

Directors and Named Executive Officers	Options Exercisable
Mr. Macari	321,472
Mr. Almagor	30,000
Mr. Fogelman	40,000
Mr. Hemendinger	12,967
Mr. Sanders	30,000
Mr. Schwartz	7,000
Mr. Stebenne	40,000
Mr. Wenz	40,000

(4)          The percentages shown are calculated based on 17,874,789 shares of common stock issued and outstanding on April 15, 2013.  In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of April 15, 2013 are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person or group.

(5)          The information is as reported on Schedule 13D as filed with the SEC on November 15, 2012 and a Form 4 as filed with the SEC on November 28, 2012.  The address for Wynnefield Capital Management, LLC and related entities is 450 Seventh Avenue, Suite 509, New York, NY 10123.  Of the shares indicated, 897,347 shares are beneficially owned by Wynnefield Partners Small Cap Value, L.P. (“Partners”), 1,331,861 shares are beneficially owned by Wynnefield Partners Small Cap Value, L.P. I (“Partners I”), 710,792 shares are beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd. (“Fund”), and 85,000 shares are beneficially owned by Wynnefield Capital, Inc. Profit Sharing Plan (“Plan”).  Wynnefield Capital Management, LLC has an indirect beneficial interest in the shares held by Partners and Partners I.  Wynnefield Capital, Inc. has an indirect beneficial interest in the shares held by the Fund.  Mr. Nelson Obus may be deemed to hold an indirect beneficial interest in the shares held by Partners, Partners I, the Fund and the Plan because he is the co-managing member of Wynnefield Capital Management, LLC, a principal executive officer of Wynnefield Capital, Inc. (the investment manager of the Fund), and the portfolio manager of the Plan.  The inclusion of information in the Schedule 13D with respect to Mr. Obus shall not be considered an admission that he, for the purpose of Section 16(b) of the Exchange Act, is the beneficial owner of any shares in which he does not have a pecuniary interest.  Mr. Obus disclaims any beneficial ownership of the shares of common stock covered by the Schedule 13D.  Mr. Joshua Landes may be deemed to hold an indirect beneficial interest in the shares held by Partners, Partners I and the Fund because he is the co-managing member of Wynnefield Capital Management, LLC and a principal executive officer of Wynnefield Capital, Inc. (the investment manager of the Fund).  The inclusion of information in the Schedule 13D with respect to Mr. Landes shall not be considered an admission that he, for the purpose of Section 16(b) of the Exchange Act, is the beneficial owner of any shares in which he does not have a pecuniary interest.  Mr. Landes disclaims any beneficial ownership of the shares of common stock covered by the Schedule 13D.

(6)          The information is as reported on Schedule 13G as filed with the SEC on January 31, 2013.  The address of Tocqueville Asset Management, LP is 40 West 57th Street, 19th Floor, New York, NY 10019.  Tocqueville Asset Management, LP has sole power to direct the disposition and voting of the shares indicated.

(7)          The information is as reported on Schedule 13D as filed with the SEC on November 30, 2012.  The address of Mr. Kanders is c/o Kanders & Company, Inc., One Landmark Square, 22nd Floor, Stamford, CT 06901.  Mr. Kanders has sole power to direct the disposition and voting of the shares indicated.

(8)          Of these shares, 67,019 shares are held indirectly through TBG Capital, LLC Defined Pension Plan and Trust and 67,018 shares are held indirectly through the Carol E. Bramson Trust & Howard Bramson Trust — Tenants in Common.

(9)         The shares are held indirectly through the Robert Stebenne Revocable Trust.

(10)   Mr. Driscoll resigned from his position as Chief Financial Officer of our company effective March 2, 2012.

(11)   Mr. Schwartz served as Interim Chief Financial Officer of our company from March 2012 until September 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and changes in ownership of our common stock and other equity securities.  Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such reports furnished to us during the fiscal year ended December 31, 2012 and on written representations from our officers, directors and 10% stockholders know to us, we believe that each person who, at any time during fiscal year 2012, was a director, officer or beneficial owner of more than 10% of our common stock complied with all Section 16(a) requirements during 2012, except that Ms. Bramson filed a late Form 4 in connection with a purchase of shares and a late Form 4 in connection with an equity award made upon her appointment to the Board of Directors.

EXECUTIVE OFFICERS

Information concerning our current executive officers is set forth below.  All executive officers hold their positions for an indefinite term and serve at the pleasure of our Board of Directors.

Current Executive Officers

Jason P. Macari, 50, is our Chief Executive Officer.  Mr. Macari became our Chief Executive Officer in March 2007 and was Chairman of the Board from October 2008 until January 2013.  Prior to March 2007, Mr. Macari was Chief Executive Officer and founder of the predecessor company to Summer Infant, Inc., which he founded in 2001.  Prior to that time, Mr. Macari was vice president of product development and general manager of Safety 1st, Inc., a manufacturer of safety and juvenile products from August 1994 to June 2001.  From May 1988 to August 1994, Mr. Macari managed the manufacturing engineering group of the Davol Division of CR Bard, a manufacturer of surgical products.

Paul Francese, 57, is our Chief Financial Officer.  Prior to joining our company in September 2012, Mr. Francese was Chief Financial Officer of OCI Enterprises Inc., a soda ash, hydrogen peroxide and sodium percarbonate producer and solar energy developer, which he originally joined in December 2004.  Prior to joining OCI Enterprises, Mr. Francese served as Chief Financial Officer of Cannondale Bicycle Corp, a designer and manufacturer of high-end bicycles and consumer sporting goods accessories.  Since 1989, Mr. Francese has served in various financial positions of increasing responsibility in a broad range of companies with responsibility for finance, accounting and treasury activities, Sarbanes-Oxley compliance, and financial reporting.  Mr. Francese holds a B.A. from Rutgers University and a M.B.A. from the University of New Haven.

David S. Hemendinger, 53, is our Chief Operating Officer.  Prior to joining our company in November 2011, Mr. Hemendinger was Chief Technology Officer at Lifespan, Inc., a not-for-profit, integrated, academic health system, which he originally joined in May 1996.  Prior to joining Lifespan, Mr. Hemendinger served in various network information services, engineering systems and product design and manufacturing positions at a broad range of companies, including C.R. Bard Inc., Davol Inc., and CadWorks Inc.  Mr. Hemendinger holds a B.S. from The State University College at Buffalo and a M.B.A. from Bryant University.

EXECUTIVE COMPENSATION

Executive Summary

We are a designer, manufacturer and distributor of a range of juvenile health, safety and wellness products, and are part of an industry that is highly competitive and has many participants.  Our ability to compete effectively in our industry is dependent in part on our ability to attract, motivate and retain key management personnel and other qualified employees.  The Compensation Committee has approved a pay-for-performance compensation philosophy, which is intended over time to bring base salaries and total executive compensation in line with approximately the median (50th percentile) of the companies represented in the company’s peer group.  Short-term incentive compensation, based on the achievement of specified goals and objectives, may be awarded in the form of a cash performance bonus.  We also provide incentive compensation in the form of equity awards to reward our executives for long-term company performance and to align their interests with the interests of our stockholders.  Total compensation may vary significantly from year-to-year based on total company and business unit performance.

Company Performance in 2012

Fiscal year 2012 proved to be another challenging year for retail businesses, including those in our industry, as consumers continued to be cost-conscious in light of continued uncertain economic conditions in the U.S.  Despite these challenges, we made several important achievements in fiscal year 2012, including the following:

•                  Net revenues in 2012 increased 4.0% to $247.2 million, compared to $238.2 million in 2011.

•                  We were successful in growing the number of small- to mid-sized customers in the U.S. in 2012, reporting 19% year-over-year revenue growth to approximately $10 million in sales to these customers.

•                  We initiated a number of actions to streamline our operational structure and reduce costs, including reducing our SKU count, implementing a direct import program, and reducing headcount, overhead spending and service fees.

The following chart highlights the steady revenue growth achieved by our company since 2008:

Although we achieved certain financial and strategic milestones, we unfortunately did not achieve all of our fiscal 2012 financial goals.  Our fiscal 2012 pre-bonus EBITDA did not meet our target threshold for the year and, because this was the primary performance metric tied to our annual short-term cash incentive plan, no cash incentives were paid to any plan participants for performance in 2012.

We continued to strive for long-term value creation for our stockholders, however we saw our stock price decline in fiscal 2012, resulting in one and three-year (cumulative) stockholder returns (TSR) of negative 75.28% and negative 61.25%, respectively, ranking us below the average for companies in the Consumer Durables & Apparel industry group as of December 31, 2012.  Because a portion of our executive compensation is in the form of long-term stock-based awards, we believe the interests of our management team remain appropriately aligned with the performance of our company and therefore of our stockholders, as executives will not realize any benefit or appreciation in their equity awards unless there is an increase in stock price.

2012 Pay Decisions

As noted above, although we achieved many accomplishments during 2012, our pay decisions were conservative in light of the current business environment as well as our EBITDA performance, and resulted in the following:

•                  We provided a modest merit increase to our Chief Executive Officer’s base salary, while our other named executive officers were either new hires or consultants and not eligible for a merit increase in 2012.  In addition, certain named executive officers, including our Chief Executive Officer, agreed to salary reductions for the period July through December 2012 as part of our cost reduction initiatives taken in 2012, as further described below.

•                  While we increased our sales in 2012 despite the challenging consumer environment, we fell below the 2012 financial target under our short-term cash incentive plan and therefore no bonus payouts were made to our named executive officers or any other employees.

•                  Our equity awards granted in 2012 were at or below the market 25th percentile for similar companies.  These awards were granted to help retain key executive and employee talent during these challenging times.

The following chart shows the mix of total direct compensation actually earned by our Chief Executive Officer for 2012, with fixed compensation reflecting base salary and variable compensation reflecting stock option and restricted stock awards:

CEO 2012 Total Direct Compensation

Compensation Philosophy and Objectives

Our Board of Directors has appointed a Compensation Committee consisting of independent directors as required by applicable SEC and Nasdaq Stock Market rules.  The Compensation Committee is authorized to determine and approve, or make recommendations to our Board of Directors with respect to, the compensation of our Chief Executive Officer and our other executive officers and to grant or recommend the grant of stock-based compensation to our Chief Executive Officer and other executive officers.  The Compensation Committee also reviews our compensation policies and practices for all employees.

Our philosophy is to compensate our executives at levels that enable us to attract, motivate, and retain highly qualified executives.  As our business evolves, we seek to foster a performance-oriented culture, where individual performance is aligned with organizational objectives.  We will continue to establish an annual bonus program designed to reward individuals for performance based primarily on our financial results and their achievement of personal and corporate goals that contribute to our long-term goal of building stockholder value.  Grants of stock-based awards are intended to provide additional incentive to work to enhance long-term total return to stockholders and to align the interests of our executives with those of our stockholders.  Total compensation levels reflect corporate positions, responsibilities, tenure, experience and achievement of goals.  As a result of our performance-based philosophy, compensation levels may vary from year-to-year and among our various executive officers with fixed and variable pay components generally set at or below the 50th percentile of comparable companies.

Compensation Components

Each year the Compensation Committee reviews the various components of executive compensation to determine an appropriate mix for each named executive officer, as described below.  In determining each component of an executive’s compensation, numerous factors are considered, including:

•                  the individual’s particular background and circumstances, including prior relevant work experience;

•                  the demand for individuals with the individual’s specific expertise and experience;

•                  the individual’s role with us and the compensation paid to similar persons determined through benchmark studies;

•                  the individual’s performance and contribution to the achievement of company goals and objectives;

•                  comparison to other executives within our company; and

•                  the overall financial performance of our company.

Our policy for allocating between short-term and long-term compensation is to ensure adequate annual cash compensation to attract and retain personnel, while providing incentives (in the form of equity awards) to maximize long-term value for our company and our stockholders. Accordingly, (i) we provide cash compensation in the form of base salary and annual incentive bonuses to meet competitive salary norms and reward good performance on an annual basis and (ii) we provide non-cash compensation in the form of stock-based awards to reward superior performance against long-term objectives.

Base Salary.  The Compensation Committee strives to provide that the named executive officers are paid a base salary that is competitive with salaries paid by comparable companies for similar work, based on each executive’s experience, performance and geographic location.  As noted below in “Compensation Benchmarking,” we target cash compensation at or below market median levels to remain competitive in attracting and retaining executive talent.  When setting executive pay, the Compensation Committee considers a combination of factors, including the executive’s performance, the performance of our company and the individual business or corporate function for which the executive is responsible, the nature and importance of the position and role within our company, the scope of the executive’s responsibility, internal relationships or comparisons and the current compensation package in place for that executive, including the executive’s current annual salary and potential bonus awards.

Following the end of each fiscal year, the Compensation Committee reviews executive officers’ base salaries, including the Chief Executive Officer’s salary, based on a review of performance, achievement of specific short-term goals and our company’s performance in the prior year.  The Compensation Committee also meets with the Chief Executive Officer to review his base salary recommendations for other named executive officers, including his performance evaluation of all such persons and the basis of his recommendations, including the scope of each person’s duties, oversight responsibilities and individual objectives and goals against results achieved for the applicable fiscal year.

Annual Incentive Bonus.  Our company generally uses short-term cash-based incentive compensation programs to recognize and reward executive officers and other employees who contribute meaningfully to an increase in stockholder value and profitability.  In general, the funding of the annual incentive bonus pool is dependent upon our company’s targeted earnings before interest, taxes, depreciation and amortization (before deducting incentive compensation).  Each named executive officer has the ability to receive up to 200% of his or her target bonus award opportunity based on our company and the individual achieving stretch (or superior) performance levels.  The percentage of the bonus actually paid to each named executive officer depends on the attainment of corporate financial targets and individual performance goals.

Long-Term Equity Incentive Awards.  The Compensation Committee believes that stock-based compensation ensures that its executive officers have a continuing stake in the long-term success of our company.  In general, long-term incentive awards are targeted between the 25th and 50th-percentiles of the compensation peer group with appropriate adjustments for individual and company performance, though historically awards have generally been at or below the 25th percentile market level.  Long-term incentive awards have been in the form of stock options or restricted stock awards, or a combination of both types of awards.  Vesting for these awards extends over a four-year period, with 25% of the total number of shares subject to an award vesting each year beginning on the first anniversary of the date of grant.  If a named executive officer leaves our company prior to the completion of the applicable vesting schedule, the unvested portion of the option or stock grant is forfeited unless otherwise provided in his employment agreement or termination agreement.

In administering our long-term incentive compensation programs, we also consider both our “burn rate,” which measures the potential future dilution to our stockholders as a result of long-term equity incentive awards granted each year.  In 2012, our Board of Directors committed to maintain an average annual burn rate over a three-year period that does not exceed 3.5% of our weighted shares of common stock outstanding with respect to the number of shares subject to awards granted over the three fiscal years 2012-2014.  For fiscal year 2012, our one-year average burn rate was 2.76%, and our three-year average burn rate was 2.31%, well below our stated commitment.

Perquisites and Fringe Benefits.  We provide very few executive fringe benefits.  Our executive officers receive health and welfare benefits, such as group medical, life and long-term disability coverage, under plans generally available to all other employees.  We believe that our executives should be able to provide for their retirement needs from the total annual compensation they earn based on our performance. Accordingly, other than an employer matching contribution under our Section 401(k) plan which is the same that we provide all of our employees, we do not offer our executives any nonqualified pension plans, supplemental executive retirement plans, deferred compensation plans or other forms of compensation for retirement.  We may, however, provide for fringe benefits in individually negotiated executive employment agreements in order to attract and retain key executives who are essential to the long-term success of our company.

Role of the Compensation Committee and Management

The Compensation Committee of our Board of Directors currently determines the compensation of our Chief Executive Officer and our other executive officers.  Annually, our Compensation Committee evaluates the performance of our Chief Executive Officer and determines the compensation of our Chief Executive Officer in light of the goals and objectives of our compensation program for that year.  Our Compensation Committee together with our Chief Executive Officer annually assess the performance of our other executive officers, and our Compensation Committee considers recommendations from our Chief Executive Officer when determining the compensation of our other executive officers.  As discussed below, the Compensation Committee also considers input from other independent directors, our compensation consultant and benchmarking studies and surveys.

At the request of our Compensation Committee, our Chief Executive Officer generally attends our Compensation Committee meetings, including meetings at which our compensation consultant is present.  This enables our Compensation Committee to review with our Chief Executive Officer the corporate and individual goals that our Chief Executive Officer regards as important to achieve our overall success.  Our Compensation Committee also requests our Chief Executive Officer to assess the performance of and our goals for our other executive officers.  Although the participation of our Chief Executive Officer could influence performance targets and individual goals, including his own, our Compensation Committee rather than our Chief Executive Officer makes all determinations regarding individual and corporate goals and targets.  Our Chief Executive Officer does not attend any portion of meetings at which his compensation is discussed.

Additionally, as part of ongoing efforts to drive outstanding operational and financial performance, the Compensation Committee will, in consultation with its independent compensation consultant, consider changes to our compensation programs as appropriate in response to input from stockholders through the Say on Pay vote and evolving factors such as the business environment and competition for talent.

Role of the Compensation Consultant

The Compensation Committee retains PM&P to provide advice on various compensation matters and recommends compensation program designs, including market trends, peer group composition and compensation for our executive officers.  PM&P reports directly to the Compensation Committee, meets the independence requirements of applicable SEC rules and does not provide any other services to our company beyond those requested or approved by the Compensation Committee.  Please see “Compensation Committee — Use of Outside Advisors” above under Corporate Governance for more information on the Compensation Committee’s use of independent compensation consultants.  PM&P regularly attends meetings of the Compensation Committee, either in person or by telephone.  In 2012, PM&P assisted the Compensation Committee with the following:

•                  Attended Compensation Committee meetings as requested;

•                  Provided advice on the design of and analyzed our 2012 Incentive Compensation Plan, which was approved by our stockholders at the 2012 annual meeting of stockholders;

•                  Discussed with the Compensation Committee shareholder reactions to the proposed 2012 incentive Compensation Plan and the recommendations of Institutional Shareholder Services (or “ISS”) on compensation matters and the 2012 Incentive Compensation Plan;

•                  Reviewed and provided comments on named executive officers’ compensation and the disclosure regarding executive compensation in the proxy statement for the 2012 annual meeting of stockholders; and

•                  Prepared a competitive assessment of CEO compensation.

Compensation Benchmarking

In determining compensation levels, we regularly review compensation levels in our geographical area, compensation levels of companies that we deem to be similar to our company regardless of their location, competitive factors to enable us to attract executives from other companies, and, most importantly, compensation levels that we deem appropriate to attract, motivate, and retain our executives.  The Compensation Committee believes that it is important when making compensation-related decisions to be informed as to the practices of publicly-held companies of similar size, revenue and market focus.  Geographic location is also taken into consideration.  As a result, the Compensation Committee relies on its independent compensation consultant to help define the appropriate competitive market using a combination of peer group companies and industry-specific compensation surveys.

In 2011, the Compensation Committee requested PM&P develop an appropriate peer group that would be used in making pay decisions regarding executive officer and director compensation.  The following selection criteria were used to develop the peer group:

•                  Companies with revenues within a range of $63.2 to $748 million;

•                  Companies with similar market capitalizations;

•                  Companies with a similar product and industry similarity;

•                  Companies with business model similarity (in terms of being a designer, manufacturer and distributor of consumer durables); and

•                  Companies with comparable sales growth over the most recent 1, 3 and 5-year periods.

The resulting peer group in 2011 consisted of the following 14 companies:

Acme United Corporation	iRobot Corporation
Crocs, Inc.	JAKKS Pacific, Inc.
A.T. Cross Company	Kid Brands, Inc.
Crown Crafts, Inc.	Physician Formula Holdings, Inc.
Delta Apparel, Inc.	RC2 Corporation (now a subsidiary of Tomy Company, Ltd.
Gaiam, Inc.	Rocky Brands, Inc.
Helen of Troy Limited	Zumiez, Inc.

We will reassess the relevance of our peer group and make changes when appropriate.  We believe the use of benchmarking is an important factor in remaining competitive with our peers and furthering our objective of attracting, motivating and retaining highly qualified personnel.

In 2012, we utilized substantially the same peer group, but removed the following companies, which were either acquired during 2012 or no longer had similar market capitalizations to our company: Helen of Troy Limited, Crocs, Inc. and RC2 Corporation. As a result, the 2012 peer group consisted of the following 11 companies:

Acme United Corporation	JAKKS Pacific, Inc.
A.T. Cross Company	Kid Brands, Inc.
Crown Crafts, Inc.	Physician Formula Holdings, Inc. (acquired by Markwins International on 12/12/2012)
Delta Apparel, Inc.	Rocky Brands, Inc.
Gaiam, Inc.	Zumiez, Inc.
iRobot Corporation

Executive Compensation in 2012

Base Salaries.  As is our practice, we review base salaries for our executive officers each fiscal year.  In 2012, the Compensation Committee approved a modest merit increase of 3% for Mr. Macari, raising his annual base salary to $402,000 effective March 1, 2012.  Neither Mr. Hemendinger nor Mr. Francese was eligible for an increase in 2012 as they were new hires to our company.  Mr. Schwartz was compensated as a consultant during 2012 and did not receive any increase in his consulting fees in 2012.  Mr. Driscoll resigned from our company in March 2012.  Messrs. Macari, Hemendinger and Schwartz agreed to a 10% reduction in their base salary (or consulting fee, in the case of Mr. Schwartz) effective from July 2012 through December 2012 as part of the cost reduction initiatives undertaken in 2012.  Please see the Summary Compensation Table below for the actual amounts paid to our named executive officers in 2012.

Annual Incentive Bonus.  Our fiscal 2012 incentive bonus program was broad-based with executive officers and all other employees eligible to participate.  The funding of the 2012 annual incentive bonus cash pool is dependent upon the achievement of certain level of profitability, namely our company’s pre-bonus EBITDA (earnings before interest, taxes, depreciation and appreciation).  For fiscal 2012, the target pre-bonus EBITDA was

$25 million, which if achieved would result in a total cash bonus pool of $2 million.  The actual amount of the cash bonus pool to be funded for 2012 was dependent on the level of achievement of that target, as set forth below:

EBITDA Achievement	Pre-Bonus EBITDA Triggers (in thousands)	Bonus Payout	Total Payout (in millions)
140% +	$35,000	200%	$4.0
130 - 139%	$32,500	175%	$3.5
120 - 129%	$30,000	150%	$3.0
110 - 119%	$27,500	125%	$2.5
100-109%	$25,000	100%	$2.0
100%	$25,000	100%	$2.0
90% - 99%	$22,500	75%	$1.5
80% - 89%	$20,000	50%	$1.0
< 80%	$—	No Bonus	$—

Following the end of fiscal 2012, we determined that pre-bonus EBITDA for fiscal year 2012 did not meet the threshold amount needed to fund the cash pool for the annual incentive bonus.  Therefore, the Compensation Committee determined not to fund the annual incentive bonus pool in 2012.  As a result, no cash bonuses were paid to our named executive officers or any other employees for 2012 performance.

Long-Term Equity Incentive Awards.  For fiscal 2012, our equity-based incentive compensation awards for executive officers and senior management employees were in the form of restricted stock awards and/or stock options.  The amount of equity-based awards granted to each executive officer during fiscal 2012 reflected the executive’s position within our company, their individual performance and equity-based awards by comparable companies for comparable positions, with the goal to bring the executive within the 25th-percentile of such comparable companies.  The vesting schedule for our equity-based awards is 25% per year, with vesting beginning on the first anniversary of the grant date.  The vesting schedule is designed to encourage executives to continue in the employ of our company.  Each executive forfeits the unvested portion, if any, of the equity-based awards if the executive’s service to our company is terminated for any reason, except as may otherwise be determined by our Board of Directors.

Mr. Macari’s individual performance goals for fiscal 2012, each of which were given a different weighting, included (i) attaining pre-bonus EBITDA target of $25 million; (ii) meeting net revenue target per budget; (iii) hiring a full-time chief financial officer; (iv) driving more balanced distribution among customers; (v) driving top and bottom-line growth of Born Free products; and (vi) achieving new financing on reasonable terms to support three-year growth plan.  In April 2012, Mr. Macari was awarded (i) an option to purchase 45,886 shares and (ii) a restricted stock award of 24,914 shares.

Mr. Hemendinger’s individual performance goals for fiscal 2012 included (i) achieving certain financial goals, such as supporting the organization to achieve targeted net sales of $268 million and gross margin of 36.2%; (ii) achieving certain management and leadership goals, such as developing and deploying job descriptions for all staff, performance reviews, and developing new Information Services plan; (iii) achieving certain customer goals, such as meeting or exceeding projected fill rates and improving customer service response times, and (iv) certain operational goals, such as improving inventory turns and completing implementation of warehouse management and sales software programs.  In April 2012, Mr. Hemendinger was awarded (i) an option to purchase 11,867 shares and (ii) a restricted stock award of 6,443 shares.

Mr. Schwartz was hired on a consulting basis and was not eligible to participate in any incentive compensation programs.  However, in June 2012, in recognition of Mr. Schwartz’ efforts, the Compensation Committee awarded Mr. Schwartz an option to purchase 7,000 shares of the company’s common stock, vesting in full on the first anniversary of the date of grant, provided if Mr. Schwartz’ consulting arrangement is terminated after December 31, 2012 but before the vesting date, the option will continue to vest until the first anniversary of the date of grant.

Mr. Driscoll resigned from his position as our Chief Financial Officer in March 2012 and was not eligible to receive any bonus or other separation payments.

CEO Stock Ownership Guidelines

As described in more detail in the Corporate Governance section of this proxy statement, our Board of Directors has adopted ownership guidelines to align the interests of its independent, non-employee directors and our Chief Executive Officer with the interests of our stockholders.  Under these guidelines, our Chief Executive Officer is expected to own shares of our common stock equal in value to at least six times the amount of his annual base salary.  As of the date of this proxy statement, our Chief Executive Officer met the ownership guidelines.

Clawback Policies

In accordance with the requirements of Section 954 of the Dodd-Frank Act, the SEC is to issue regulations regarding clawback policies, but has not yet done so.  Under this provision, public companies will be required to adopt a “clawback” policy for the recovery of certain incentive-based compensation from its executive officers in the event the company is required to restate its financials as a result of material noncompliance with reporting requirements.  In order to ensure full compliance with the SEC’s regulations, our Compensation Committee will review and recommend the adoption of a formal clawback policy that will apply to our executive officers once such regulations have been implemented by the SEC.  In the interim, Section 304 of the Sarbanes-Oxley Act of 2002 requires the recovery of incentive awards in certain circumstances.  If we are required to restate our financials due to material noncompliance with any financial reporting requirements as a result of misconduct, our Chief Executive Officer and our Chief Financial Officer will be required under Section 304 of the Sarbanes-Oxley Act to reimburse us for (1) any bonus or other incentive or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of our securities during such 12-month period.

Insider Trading Policy

As described in more detail in the Corporate Governance section of this proxy statement, we maintain an insider trading policy, applicable to all directors, officers and employees and other designated service providers.  Under this policy, officers and directors are discouraged from engaging in hedging or monetizing transactions (such as prepaid variable forwards, collars, equity swaps or similar derivative securities that are linked to our common stock), and must obtain prior approval to engage in such transactions.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2012, regarding for our equity compensation plans.

Plan Category	(a) Number of Common Shares to Be Issued Upon Exercise of Outstanding Options, Warrants or Rights		(b) Weighted Average Exercise Price of Outstanding Options	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans [Excluding securities reflected in column (a)]
Equity compensation plans approved by stockholders	1,258,173	(1)	$4.08	1,031,804
Equity compensation plans not approved by stockholders	120,000	(2)	4.51	—
Total	1,378,173		$4.11	1,031,804

(1)     Includes 146,127 shares issuable upon vesting of outstanding restricted stock awards granted to employees which have not yet vested.  Such shares are not included in the calculation of the weighted average exercise price reflected in column (b).

(2)     Represents (i) the grant of an option to purchase 40,000 shares and the grant of a restricted stock award of 20,000 shares as inducement to Mr. Hemendinger to accept employment as our Chief Operating Officer in November 2011, and (ii) the grant of an option to purchase 40,000 shares and the grant of a restricted stock award of 20,000 shares as inducement to Mr. Francese to accept employment as our Chief Financial Officer in September 2012.  The unvested shares of restricted stock are not included in the calculation of the weighted average exercise price reflected in column (b).

SUMMARY COMPENSATION TABLE

The following table sets forth, for fiscal years ended December 31, 2011 and December 31, 2012, information regarding compensation for services to our company by our Chief Executive Officer, our two most highly compensated executive officers other than our Chief Executive Officer serving at the end of fiscal year 2012, and two former executive officers who departed our company or were no longer serving as executive officers at the end of fiscal year 2012 (the “named executive officers”):

			Stock		Option	All Other
Name &		Salary	Awards		Awards	Compensation		Total
Principal Position	Year	($)	($)(1)		($)(1)	($)		($)

Jason P. Macari	2012	$378,923	$138,273		$145,000	$29,725	(2)	$691,920
Chief Executive Officer	2011	$384,808	$246,504		—	$30,385	(2)	$661,697

David S. Hemendinger (3)	2012	$267,077	$35,759		$37,500	—		$340,336
Chief Operating Officer	2011	$32,308	$134,000		$140,800	—		$307,108

Paul Francese (4)	2012	$75,000	$46,400		$48,800	—		$170,200
Chief Financial Officer	2011	—	—		—	—		—

Edmund J. Schwartz (5)	2012	$210,000	—		$10,500	$31,821	(6)	$252,321
Former Interim Chief Financial Officer	2011	—	—		—	—		—

Joseph Driscoll (7)	2012	$42,603	—		—	$1,248	(8)	$43,851
Former Chief Financial Officer	2011	$212,665	$63,752	(7)	—	$6,380	(8)	$282,797

(1)         The amounts for 2012 reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 7 to our audited consolidated financial statements for the fiscal year ended December 31, 2012, included in our Annual Report on Form 10-K filed with the SEC on March 13, 2013.

(2)         For 2012, the amount includes $23,370 for automobile benefit and $6,355 of contributions to our company’s 401(k) plan.  For 2011, the amount includes $23,567 for automobile benefit and $6,818 of contributions to our company’s 401(k) plan.

(3)         Mr. Hemendinger joined our company in November 2011.

(4)         Mr. Francese joined our company in September 2012.

(5)         Mr. Schwartz was hired on a consulting basis as Interim Chief Financial Officer in March 2012 and served in the position until September 2012 (when Mr. Francese was hired).  Mr. Schwartz continued to provide consulting services to the company in 2012.  The amounts reflected in this table are amounts to paid to Mr. Schwartz in fiscal year 2012 for all services provided to the company.

(6)         Represents $22,341 paid for accommodations for Mr. Schwartz near the company’s headquarters and $9,480 of commuting expenses.

(7)         Mr. Driscoll resigned from his position as Chief Financial Officer effective March 2, 2012.  The stock award made to Mr. Driscoll in 2011 was unvested at the time of his resignation and therefore forfeited.

(8)         For 2012 and 2011, the amount represents contributions to our company’s 401(k) plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information about outstanding equity awards held by the named executive officers at the end of 2012:

	Option Awards					Stock Awards
							Equity
						Equity	Incentive
						Incentive	Plan
						Plan	Awards:
		Number of	Number of			Awards:	Market
		Securities	Securities			Number of	Value of
		Underlying	Underlying	Option		Shares or	Shares or
		Unexercised	Unexercised	Exercise	Option	Units that	Units that
	Award	Options (#)	Options (#)	Price Per	Expiration	have not	have not
Name	Grant Date (1)	Exercisable	Unexercisable	Share	Date	Vested (2)	Vested

Jason P. Macari	01/05/2009	310,000	—	$2.14	01/05/2019	—	—
	06/16/2011	—	—	—	—	23,109	$40,210
	04/16/2012	—	45,866	$5.55	04/16/2022	—	—
	04/16/2012	—	—	—	—	24,914	$43,350

David S. Hemendinger	11/21/2011	10,000	30,000	$6.70	11/21/2021	—	—
	11/21/2011	—	—	—	—	15,000	$26,100
	04/16/2012	—	11,867	$5.55	04/16/2022	—	—
	04/16/2012	—	—	—	—	6,443	$11,211

Paul Francese	09/11/2012	—	40,000	$2.32	09/11/2022	—	—
	09/11/2012	—	—	—	—	20,000	$34,800

Edmund J. Schwartz	06/13/2012	—	7,000	$2.86	06/13/2022	—	—

Joseph Driscoll (3)	—	—	—	—	—	—	—

(1)     For option grants made in 2009, the vesting schedule is as follows: 25% of the total number of shares subject to the options vested on the date of grant, and 25% of total number of shares subject to the options vest and become exercisable on each of the first, second and third anniversaries of the date of grant.  For option grants made after 2009, the vesting schedule is as follows: 25% of the total number of shares subject to the options vest and become exercisable on each of the first, second, third and fourth anniversaries of the date of grant.

(2)     Restricted stock grants have a vesting schedule as follows: 25% of the total number of shares vest on each of the first, second, third and fourth anniversaries of the date of grant.

(3)     Mr. Driscoll resigned from his position as Chief Financial Officer in March 2012, and as a result there were no outstanding awards at December 31, 2012.

Employment Arrangements and Change in Control Agreements with Executive Officers

Jason P. Macari, Chief Executive Officer

Employment Agreement including Change of Control Provisions.  In February 2010, we entered into an employment agreement with Mr. Macari.  Pursuant to the agreement, Mr. Macari serves as our Chief Executive Officer, and he was entitled to receive an initial base salary of $375,000 per annum, subject to increase at the end of each year at the discretion of the Compensation Committee.  The agreement has a term of three years, and automatically renews for successive one-year terms unless we or Mr. Macari give notice of non-renewal within sixty days of expiration of the applicable term, subject to earlier termination in accordance with the terms of the agreement.  The initial three-year term of the agreement ended in February 2013, and the current one-year renewal term ends on February 1, 2014.

The agreement provides that Mr. Macari will participate in our performance incentive plans and will be eligible to receive a target annual bonus of 100% of his salary if specified financial targets and performance criteria as set forth annually in our performance incentive plans are achieved.  Mr. Macari will also be able to participate in any other compensation plan or other perquisites generally made available to our executive officers from time to time.

If Mr. Macari’s employment is terminated by Mr. Macari for “good reason,” by us “without cause,” or due to the death or disability of Mr. Macari: (1) we will pay to Mr. Macari all base salary and unreimbursed expenses which have accrued through the termination date, (2) we will continue to pay Mr. Macari’s base salary in accordance with normal payroll procedures for a period of twenty four months, (3) we will provide Mr. Macari with health and dental insurance for a period of twenty four months except where comparable health and dental insurance is available from subsequent employer, and (4) any and all options granted to Mr. Macari will immediately vest.  If Mr. Macari’s employment is terminated by Mr. Macari other than for “good reason,” or by us “with cause,” we will pay to Mr. Macari all base salary and unreimbursed expenses which have accrued through the termination date.  The agreement also contains non-competition and similar covenants which remain in effect for a period of twenty four months following the termination of Mr. Macari’s employment.

The agreement also contains a change of control provision which provides that, (1) if there is a change of control and (2) Mr. Macari’s employment is terminated (other than with cause, due to the death or disability of Mr. Macari or by Mr. Macari for good reason) within twelve months of such Change of Control, then Mr. Macari shall be entitled to a lump sum cash payment equal to the sum of (i) two times Mr. Macari’s base salary for the previous twelve months and (ii) the average of Mr. Macari’s annual cash bonuses for the two fiscal years preceding the fiscal year in which the termination occurs, as well as health and dental insurance for a period of one year, except where comparable health and dental insurance is available from a subsequent employer.

Paul Francese, Chief Financial Officer

Offer Letter.  Under the terms of our offer letter to Mr. Francese effective September 11, 2012, Mr. Francese is entitled to an annual base salary of $260,000.  In addition, Mr. Francese is eligible for the short-term incentive bonus program with a target equal to 30% of his base salary based on our company’s and his personal performance.  Mr. Francese is also eligible to participate in our standard employment benefit plans.

Change of Control Agreement.  In connection with his employment, we entered into a change of control agreement with Mr. Francese.  The change of control agreement entitles Mr. Francese to certain payments and benefits if (1) there is a “Change of Control” as defined below and (2) within twelve months thereafter Mr. Francese’s employment is terminated (other than for cause, due to the death or disability of Mr. Francese, or by Mr. Francese for good reason).  If these events occur, Mr. Francese shall be entitled to (a) a lump sum cash payment equal to the sum of (i) 100% of Mr. Francese’s base salary that was in effect at the time of termination and (ii) the average of Mr. Francese’s annual bonuses for two fiscal years preceding the fiscal year in which the termination occurs, and (b) benefits continuation for a period of one year, except where comparable benefits are available from a subsequent employer, for Mr. Francese and his covered dependents, if any, as if Mr. Francese were still employed during such period, at the same level of benefits and at the same dollar cost to Mr. Francese as is in effect at the time of termination.  The change of control agreement also contains non-competition and similar covenants which remain in effect for a period of twelve months following the termination of Mr. Francese’s employment with our company.

David S. Hemendinger, Chief Operating Officer

Offer Letter.  Under the terms of our offer letter to Mr. Hemendinger effective November 14, 2011, Mr. Hemendinger is entitled to an annual base salary of $280,000.  In addition, Mr. Hemendinger is eligible for the short-term incentive bonus program with a target equal to 30% of his base salary based on our company’s and his personal performance.  Mr. Hemendinger is also eligible to participate in our standard employment benefit plans.

Change of Control Agreement.  In connection with his employment, we entered into a change of control agreement with Mr. Hemendinger.  The change of control agreement entitles Mr. Hemendinger to certain payments and benefits if (1) there is a “Change of Control” as defined below and (2) within twelve months thereafter Mr. Hemendinger’s employment is terminated (other than for cause, due to the death or disability of Mr. Hemendinger, or by Mr. Hemendinger for good reason).  If these events occur, Mr. Hemendinger shall be entitled to (a) a lump sum cash payment equal to the sum of (i) 100% of Mr. Hemendinger’s base salary that was in effect at the time of termination and (ii) the average of Mr. Hemendinger’s annual bonuses for two fiscal years preceding the fiscal year in which the termination occurs, and (b) benefits continuation for a period of one year, except where comparable benefits are available from a subsequent employer, for Mr. Hemendinger and his covered dependents, if any, as if Mr. Hemendinger were still employed during such period, at the same level of benefits and at the same dollar cost to Mr. Hemendinger as is in effect at the time of termination.  The change of control agreement also contains non-competition and similar covenants which remain in effect for a period of twelve months following the termination of Mr. Hemendinger’s employment with our company.

Edmund Schwartz, Former Interim Chief Financial Officer

Consulting Agreement.  Mr. Schwartz was hired on a consulting basis to serve as interim Chief Financial Officer on March 12, 2012.  Pursuant to his agreement with the company, Mr. Schwartz agreed to act as a consultant to the company for an initial period of three months, renewal in one-month increments upon prior written notice from the company, for a fee of $25,000 per month.  The company also covered the cost of accommodation for Mr. Schwartz near the company and expenses incurred in connection with commuting to and from his residence.  In May 3, 2012, the company and Mr. Schwartz agreed to an amendment to the existing terms of his consulting arrangement that extended the term of Mr. Schwartz’ consulting arrangement through March 15, 2013, with the company retaining the right to extend the term, in monthly increments, upon not less than 30 days prior written notice.  Each of the company and Mr. Schwartz had the right to terminate the consulting arrangement on not less than 90 days’ prior written notice to the other party.  In June 2012, in recognition of Mr. Schwartz’ efforts, the Compensation Committee approved the grant to Mr. Schwartz of an option to purchase 7,000 shares of the company’s common stock, vesting in full on the first anniversary of the date of grant, provided if Mr. Schwartz’ consulting arrangement is terminated after December 31, 2012 but before the vesting date, the option will continue to vest until the first anniversary of the date of grant.  In September 2012, the company appointed Mr. Francese as Chief Financial Officer, and Mr. Schwartz continued to consult with the company as a financial consultant thereafter.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In March 2009, our wholly owned subsidiary, Summer Infant (USA), Inc. (“Summer USA”), entered into a definitive agreement with Faith Realty II, LLC, a company whose members are Jason P. Macari, our current Chief Executive Officer, and his spouse.  Under this agreement, Faith Realty purchased our corporate headquarters located at 1275 Park East Drive, Woonsocket, Rhode Island and subsequently leased the headquarters back to Summer USA.  Faith Realty purchased the Headquarters for $4,052,500 and then leased the headquarters back to Summer USA for an annual rent of $390,000 for an initial seven-year term, payable monthly and in advance.  The lease expires on its seventh anniversary unless an option period is exercised by Summer USA.  If Summer USA elects to exercise the option, Summer USA will have the opportunity to extend the lease for one additional period of five years, and the annual rent for the first two years of the extension will be $429,000 and for the final three years of the extension will be $468,000.  In addition, during the first six months of the last lease year of the initial term of the lease, Summer USA has the option to repurchase the headquarters for $4,457,750, or 110% of the initial sales price.

OTHER MATTERS

We know of no other matters that may come before the meeting.  If any other matters should properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on those matters.  This discretionary authority is conferred by the proxy.

By Order of the Board of Directors,

Jason P. Macari, Chief Executive Officer

April 30, 2013

APPENDIX A

Proposal No. 1:

Proposed Amendment to Article SIXTH
of Amended and Restated Certificate of Incorporation to Eliminate Classification of Board of Directors

SIXTH:  The Board of Directors shall be divided into three classes:  Class A, Class B and Class C.  The number of directors in each class shall be as nearly equal as possible.  The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders.  Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.  Notwithstanding and irrespective of the provisions set forth in the first four sentences of this Article Sixth, at each annual election of the Corporation’s directors commencing with and at the 2014 Annual Meeting of Stockholders, the successors to the class of the Corporation’s directors whose term of office expires at such time shall be elected to hold office for a term of one year (and not three years), and commencing with and at the 2016 Annual Meeting of Stockholders, the division of the Board of Directors into three classes as nearly equal in size as possible shall terminate, and thereupon and continuing indefinitely thereafter, at each annual election of directors, all directors of the Corporation shall be constituted of one class and all such directors shall be elected on an annual basis.  Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director.  All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.  A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

PRELIMINARY PROXY CARD, SUBJECT TO COMPLETION

 FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

SUMMER INFANT, INC.

Proxy for 2013 Annual Meeting of Stockholders

June 12, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Jason Macari, Paul Francese and David Hemendinger, and each of them severally, as proxies of the undersigned, each with full power to appoint his substitute, to act for and to vote all shares of Summer Infant, Inc. common stock owned by the undersigned, upon the matters set forth in the Notice of Meeting and related Proxy Statement at the Annual Meeting of Stockholders of Summer Infant, Inc., to be held at 9:00 a.m. on Wednesday, June 12, 2013, at Summer Infant, Inc.’s principal offices, 1275 Park East Drive, Woonsocket, Rhode Island, and at any adjournments of the meeting.  The proxies, and either of them, are further authorized to vote, in their discretion, upon such other business as may properly come before the Annual Meeting, or any adjournments of the meeting.

(Continued and to be signed on reverse side.)

 FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY (Continued from reverse side)

Please mark
your votes like this ☒

YOUR SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, “FOR” ITEMS 1, 3 AND 5, AND FOR “ONE YEAR” ON PROPOSAL 4 UNLESS OTHERWISE INDICATED.  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE:

1.              ADOPTION OF AMENDMENT TO CERTIFICATE OF INCORPORATION. To adopt an amendment to our certificate of incorporation to declassify the Board of Directors and provide for the annual election of directors.

FOR ☐	AGAINST ☐	ABSTAIN ☐

2.              ELECTION DIRECTORS.  To elect three director nominees, each to serve for a three-year term expiring in 2016:

☐ FOR ALL NOMINEES	☐ WITHHOLD AUTHORITY	☐ FOR ALL EXCEPT
	FOR ALL NOMINEES	(See instructions below)

NOMINEES:

•  Dan Almagor

•  Carol Bramson

•  Jason Macari

INSTRUCTION:  To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:  •

3. ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.	FOR	AGAINST	ABSTAIN
	☐	☐	☐

	One year	Two Years	Three Years	ABSTAIN
4. ADVISORY VOTE TO APPROVE FREQUENCY OF ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION.	☐	☐	☐	☐

	FOR	AGAINST	ABSTAIN

5.              RATIFICATION OF AUDITORS. To ratify the appointment of McGladrey LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending December 31, 2013.

	☐	☐	☐

In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Signature	Signature	Date	, 2013.

NOTE:  Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.